Exhibit 99.1

For Immediate Release

BROOKE CREDIT ANNOUNCES APPOINTMENT OF GREENBAUM AS DIRECTOR

OVERLAND PARK, KS, November 29, 2007 – Brooke Credit Corporation (OTCBB: BRCR; BRCRW; BRCRU) today announced the appointment of Stuart I. Greenbaum as an independent director of Brooke Credit Corporation. Mr. Greenbaum serves as a replacement for Robert Skandalaris. Mr. Skandalaris, who does not qualify as an independent director under the rules of the major stock exchanges where Brooke is pursuing a listing, voluntarily resigned his position. Mr. Greenbaum will serve on the Board’s Audit Committee.

Mr. Greenbaum was dean of the John M. Olin School of Business at Washington University in St. Louis from 1995-2005 and was named the Bank of America Professor of Managerial Leadership in July 2000. Before joining the Olin School, Mr. Greenbaum spent 20 years at the Kellogg Graduate School of Management at Northwestern University where he was the Director of the Banking Research Center and the Norman Strunk Distinguished Professor of Financial Institutions. From 1988-92, he served as Kellogg’s Associate Dean for Academic Affairs. Before joining Northwestern University in 1976, Mr. Greenbaum served as Chairman of the Economics Department at the University of Kentucky, and on the staffs of the Comptroller of the Currency and the Federal Reserve.

Mr. Greenbaum has served on 15 corporate boards. He also served on the Deans’ Advisory Counsel of the Graduate Management Admission Council, on the board of AACSB International – The Association to Advance Collegiate Schools of Business, Executive Committee of the World Agricultural Forum, and on the board of the St. Louis Children’s Hospital. He was thrice appointed to the Federal Savings and Loan Advisory Council, and was twice officially commended for extraordinary public service. Mr. Greenbaum has consulted for the Ewing Marion Kauffman Foundation, the Council for Higher Education of Israel, the American Bankers Association, the Bank Administration Institute, the Comptroller of the Currency, the Federal Reserve System, and the Federal Home Loan Bank System, among others. Mr. Greenbaum has on numerous occasions testified before Congressional committees, as well as other legislative bodies. Mr. Greenbaum has published two books and more than 75 articles in academic journals and other professional media. He is founding editor of the Journal of Financial Intermediation and has served on the editorial boards of 11 other academic journals. Mr. Greenbaum is recipient of Financial Intermediation Research Society’s Lifetime Achievement Award. Mr. Greenbaum has a Ph.D. in Economics from Johns Hopkins University and a B.S. in Economics from New York University.

Mick Lowry, the Company’s Chief Executive Officer, stated, “I would like to thank Bob for his contributions as a director of Brooke Credit since the merger with Oakmont Acquisition Corp. Although Bob will no longer serve as a director, he has a continuing interest in the success of Brooke Credit through his significant shareholder position.”

“While Bob contributed significantly to our Board, we are very pleased to have someone with Stuart’s expertise and stature as an independent director. Stuart brings many years of relevant experience to our company. I am confident that Brooke Credit’s management team and shareholders will benefit greatly from Stuart’s extensive experience in banking and finance,” Anita Larson, Chairman and Chief Operating Officer of Brooke Credit stated.

Robert Skandalaris noted, “The Company is seeking an exchange listing, which is the main reason I recommended that Stuart take my place on Brooke Credit’s Board. I think it would be difficult to find a more qualified independent director for a growing finance company.”

About the Company… Brooke Credit is a specialty finance company that originates loans to insurance agencies and insurance-related businesses. Loans are mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by the Company with the Securities and Exchange Commission. A more complete description of the Company’s business is provided in the Company’s reports and registration statements, which are available from the Company without charge or at www.sec.gov.

Contact Info:

Brooke Credit Corporation

Anita Larson, Chairman and Chief Operating Officer

913-661-0123

anita.larson@brookecredit.com

The Equity Group, Inc

Adam Prior, Vice President

212-836-9606

aprior@equityny.com

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